UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2025

THE BOEING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-442	91-0425694
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

929 Long Bridge Drive, Arlington, VA	22202
(Address of principal executive offices)	(Zip Code)

(703) 465-3500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 Par Value	BA	New York Stock Exchange
Depositary Shares, each representing a 1/20th interest in a share of 6.00% Series A Mandatory Convertible Preferred Stock, $1.00 Par Value	BA-PRA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2025, the Board of Directors of The Boeing Company (the “Company”) elected Jesus (Jay) Malave to serve as the Company’s Executive Vice President and Chief Financial Officer, effective August 15, 2025 (the “Effective Date”), succeeding Brian J. West in that role. As of the Effective Date, Mr. West will cease to be the Company’s Executive Vice President and Chief Financial Officer and will assume the role of Special Advisor to the Chief Executive Officer.

Mr. Malave, 56, served as Chief Financial Officer of Lockheed Martin Corporation ("Lockheed") from January 2022 to April 2025. Prior to that, he served as Senior Vice President and Chief Financial Officer of L3Harris Technologies, Inc. from June 2019 to January 2022. Mr. Malave previously served in various roles at United Technologies Corporation (“UTC”), including as Vice President and Chief Financial Officer of UTC’s Carrier Corporation from April 2018 to June 2019; as Vice President and Chief Financial Officer of UTC’s Aerospace Systems from January 2015 to April 2018; and as Head of Investor Relations from June 2012 to December 2014.

Mr. Malave will receive an annual base salary of $1,050,000. He will be eligible to receive an annual incentive award with a target value of 120% of base salary, which shall not be pro-rated for 2025, and (beginning in 2026) long-term incentive awards with a target value of $6,500,000. Mr. Malave will receive relocation benefits under the Company’s relocation program, as well as certain other perquisites and benefits consistent with the role of an Executive Vice President, as most recently described in the Compensation Discussion and Analysis section of the Company’s proxy statement for its 2025 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 7, 2025.

To offset the value of certain unvested equity awards forfeited by Mr. Malave upon his separation of employment with Lockheed, on the Effective Date and subject to his commencement of employment, Mr. Malave will receive (1) a cash award of $1,500,000, subject to full repayment if he voluntarily leaves the Company within two years of commencement of employment; (2) an award of restricted stock units with a grant date value of $5,000,000 to vest in two equal installments on the first and second anniversaries of the grant date; and (3) an award of premium-priced non-qualified stock options to purchase shares of the Company’s common stock with a grant date value of $4,500,000 to vest on the third anniversary of the grant date, which feature an exercise price equal to 120% of the grant date value of one share of the Company’s common stock. In addition, to offset the value of vested shares of Lockheed stock forfeited by Mr. Malave as a result of a settlement agreement relating to non-competition agreements he entered into during his employment with Lockheed, on the Effective Date and subject to his commencement of employment, Mr. Malave will receive an additional cash award of $7,000,000. This additional cash award will also be subject to full repayment if Mr. Malave voluntarily leaves the Company within two years of commencement of employment. All of these awards will be granted under The Boeing Company 2023 Incentive Stock Plan and will be subject to the terms and conditions set forth in the applicable notices of terms, the forms of which are included as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

In connection with Mr. Malave’s election and in light of his recent employment with Lockheed, the Company has imposed, and Mr. Malave has agreed to, certain conditions on his employment. These conditions include not participating in the Boeing Defense, Space & Security business until the end of 2025, although he may have visibility into its aggregate financial performance; not providing advice or making decisions with respect to certain vendor relationships and programs in which Lockheed is or may be involved until April 2026; and not soliciting Lockheed employees or participating in procurement activities in which Lockheed is a known or expected competitor until April 2027. In addition, the Company has agreed to pay Lockheed $2,000,000 in connection with a release of claims relating to Mr. Malave’s employment with the Company.

Mr. Malave has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he was selected as an officer of the Company. Except as described above, there are no related person transactions between Mr. Malave and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release related to the foregoing is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of U.S. Notice of Terms of Cash-Based Award*

10.2	Form of U.S. Notice of Terms of Supplemental Restricted Stock Units (Exhibit 10.5 to the Company's Form 10-Q for the quarter ended March 31, 2025)*

10.3	Form of U.S. Notice of Terms of Supplemental Non-Qualified Premium-Priced Stock Options*

99.1	Press Release, dated June 30, 2025, issued by The Boeing Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management contract or compensatory plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ John C. Demers
John C. Demers
Vice President, Assistant General Counsel and Corporate Secretary

Dated: July 3, 2025